Exhibit 99.1

ANI Pharmaceuticals Announces Acquisition of Commercial and Pipeline Generic Products from Amerigen Pharmaceuticals, Ltd.

BAUDETTE, Minnesota (January 9, 2020) - ANI Pharmaceuticals, Inc. (“ANI”) (Nasdaq: ANIP) today announced the acquisition of the U.S. portfolio of 23 generic products from Amerigen Pharmaceuticals, Ltd. for $52.5M in cash at close and up to $25M in contingent profit share payments over the next four years. The contingent payments are earned when annual gross profit exceeds a minimum threshold and are earned on a subset of the acquired products. The acquired portfolio includes ten commercial products, three approved products with launches pending, four filed products and four in-development products as well as a license to commercialize two approved products. The transaction was funded from cash on hand.

Arthur S. Przybyl, ANI’s President and CEO stated, "This exciting acquisition, which is immediately accretive to our non-GAAP adjusted EBITDA, substantially increases our commercial portfolio and late stage generic pipeline. Over the next several years we see meaningful opportunity to generate incremental synergy as we leverage ANI’s sales infrastructure and internal capabilities in warehousing, distribution, manufacturing and packaging.”

About ANI

ANI Pharmaceuticals, Inc. (the “Company” or “ANI”) is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company’s future operations, products, financial position, operating results and prospects, the Company’s pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; acquisitions; contract manufacturing arrangements; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing; failure to successfully integrate the product portfolio acquired from Amerigen or to otherwise realize the expected benefits of the acquisition.

More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:
Investor Relations
IR@anipharmaceuticals.com